Exhibit 99.1

Crane Co.	NEWS

Contact:

Richard E. Koch

Director, Investor Relations

and Corporate Communications

203-363-7352

www.craneco.com

CRANE CO. ACQUIRES W. T. ARMATUR GMBH & CO.

STAMFORD, CONNECTICUT – July 12, 2011 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it has purchased all the equity interests in W. T. Armatur GmbH & Co. KG. WTA is primarily a manufacturer of bellows sealed globe valves, as well as certain types of specialty valves, for chemical, fertilizer and thermal oil applications. The purchase price was approximately $38 million on a cash and debt free basis. Located in Maxdorf, Germany, WTA employs 95 people. WTA’s 2010 sales of approximately $21 million were primarily to customers in Germany and surrounding countries.

Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “This acquisition will strengthen and broaden our portfolio by providing valves with zero fugitive emissions used in severe service applications. I expect this acquisition will be slightly dilutive to earnings in 2011.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

2011 – 12

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